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                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 POP N GO, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Delaware                                   95-4603172
  ----------------------------                    -------------------
  (State or other jurisdiction                      (I.R.S. Employer
       or incorporation)                          Identification No.)

               12429 East Putnam Street
                 Whittier, California                         90602
        ----------------------------------------            ---------
        (Address of principal executive offices)            (Zip Code)

                  Five Separate Written Compensation Contracts
                         With Five Separate Consultants
                  --------------------------------------------
                            (Full Title of the Plan)

                                  Melvin Wyman
                            12429 East Putnam Street
                           Whittier, California 90602
                     (Name and address of agent for service)

                                 (562) 945-9351
         (Telephone Number, including area code, of agent for services)

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                         CALCULATION OF REGISTRATION FEE


=============================================================================================
                                                                Proposed
                                           Proposed maximum      maximum          Amount of
Title of Securities       Amount to be       offering price     aggregate        Registration
to be registered           registered          per unit       offering price         Fee
---------------------------------------------------------------------------------------------
Common Stock                 898,000            $0.77            $691,460         $182.55
=============================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. This estimated amount is the closing price as of August 28, 2000 (which is within 5 business days prior to the date of the filing of this registration statement).

                                     PART I

                                EXPLANATORY NOTE

        This Registration Statement registers 358,000 shares of the Common Stock (the "Common Stock"),par value $0.001 per share, of Pop N Go, Inc. (the "Company") issuable under the Company's Compensation Contract with Consultant Gary Johnson; 200,000 shares of Common Stock issuable under the Company's Compensation Contract with Consultant John Fischer; 50,000 shares of Common Stock issuable under the Company's Compensation Contract with Employee Dwight Moody; 50,000 shares of Common Stock issuable under the Company's Legal Services Agreement with Donald G. Davis; and 40,000 shares of Common Stock issuable under the Company's Compensation Contract with Employee Ruth Williams; and 200,000 shares of Common Stock issuable to Larry Stormes under the Company's Compensation Contract..


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        Pop N Go, Inc., is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files quarterly, annual and periodic reports and other information with the Securities and Exchange Commission ("Commission"). The Registration Statement, such reports and other information may be inspected and copies may be obtained, at prescribed rates, at the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, as well as the following regional offices: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite

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1400, Chicago, Illinois 60661. The Commission maintains a Website that contains reports and other information regarding reporting companies under the Exchange Act, including Pop N Go, Inc. at http://www.sec.gov.

The following documents have been filed by Pop N Go with the Commission and are hereby incorporated by reference into this prospectus:

        - Pop N Go, Inc.'s Quarterly Report filed August 14, 2000 on Form 10-QSB for the six months ended June 30, 2000;

        - Pop N Go, Inc.'s Quarterly Report filed May 19, 2000 on Form 10-QSB for the three months ended March 31, 2000;

        - Pop N Go, Inc.'s Quarterly Report filed February 18, 2000 on Form 10-QSB for the six months ended December 31, 1999.

        - The description of the Company and its Common Stock contained in the Company's Registration Statement on Form SB-2/A-2 filed with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act") and declared effective on February 11, 2000.

All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be made a part hereof from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Pop N Go, Inc. will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this prospectus incorporates). Requests should be directed to Mr. Melvin Wyman, Chief Executive Officer, at Pop N Go, Inc.'s principal executive offices located at 12429 East Putnam Street, Whittier, California 90602; telephone number (562) 945-9351.


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ITEM 4. DESCRIPTION OF SECURITIES

The total number of securities registered hereunder are Eight Hundred Ninety Eight Thousand (898,000) shares, all of which are common stock of Pop N Go, Inc. Pop N Go, Inc. is presently authorized to issue 20,000,000 shares of its Common Stock. As of August 8, 2000, there were 6,975,792 outstanding and subscribed for shares. The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shareholders of the Pop N Go, Inc. have no preemptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of Pop N Go, Inc., the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares, when issued, will be fully paid and non-assessable. A majority of all issued and outstanding shares shall constitute a quorum for conducting business. The majority of shares present, in any regular or special meeting where a quorum is present, may vote in favor of or against any item of business or election, and shall constitute a majority approval or disapproval of matters voted upon at any such meeting. Shares of common stock do not carry cumulative voting rights. Pop N Go, Inc. presently does not pay any dividends and has no foreseeable plan to pay dividends. There are no special preemptive rights or rights upon liquidation, other than the normal rights and priorities which would attach to shares in liquidation pursuant to Delaware State Law. The shares are not subject to call, liability or assessment.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Donald G. Davis, Esq., of the Law Firm of Davis & Associates, Inc., has provided legal advice to the Registrant in connection with the Company's preparation of this Registration Statement, and has also rendered a legal opinion attached hereto as an Exhibit, as to the validity and due issuance of the shares of the Company's Common Stock to be issued and registered hereby. At the same time, Donald G. Davis is one of the named Consultants who will be issued 50,000 shares of the Company's Common Stock in payment for legal services fully rendered pursuant to the terms of a written Compensation Agreement with the Company, which shares are a part of the shares being registered hereby. Neither Donald G. Davis, nor the Law Firm of Davis & Associates has been employed on a contingent basis. Neither Mr. Davis nor Davis & Associates has or is to receive a substantial interest direct or indirect in Registrant, nor are either of them connected with Registrant other than in their role as outside legal counsel for the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, offices, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Pop N Go, inc. provide for

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indemnification of the officers and directors of Pop N Go, Inc. to the full extent permissible under Delaware law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable. All securities offered hereunder are to be originally issued by Pop N Go, Inc. Shares to be received pursuant to the consulting agreements are believed to be registered pursuant to the provisions of this Form S-8 registration.

ITEM 8. EXHIBITS.

        5.1 Opinion of The Law Offices of Davis & Associates, Inc. re legality

        23.1   Consent of Singer Lewak Greenbaum & Goldstein, LLP

        23.2 Consent of The Law Offices of Davis & Associates, Inc. (included in Exhibit 5.1).


ITEM 9. UNDERTAKINGS.

        Pop N Go, Inc. hereby undertakes:

        (a) During any period in which offers or sales are being made pursuant to this registration or pursuant to a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or of any material change to such information in the registration statement.

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Pop N Go, Inc.'s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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        (e) That, insofar as indemnification for liabilities arising under the
Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Pop N Go, Inc. pursuant to the foregoing provisions, or otherwise, Pop N Go, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, against such liabilities (other than the payment by Pop N Go, Inc. of the expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Pop N Go, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Pop N Go, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on August 31, 2000.


                          POP N GO, INC.

                          By   /s/ Melvin Wyman
                             -------------------------------------
                                 Melvin Wyman
                                 Its: Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


/s/ Melvin Wyman                            August 31, 2000
--------------------------------------
Melvin Wyman, Chief Executive Officer,
Secretary and Director


/s/ Vernon Brokke                           August 31, 2000
--------------------------------------
Vernon Brokke, President
and Director




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